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                                                                   Exhibit 10.10

             THIS SPONSORED RESEARCH AGREEMENT ("Agreement" or "Sponsored Research Agreement") dated as of April 1, 2002 (the "Effective Date") is entered into by and between GENVEC, INC., a Delaware corporation ("Sponsor"), and CORNELL UNIVERSITY, a not-for-profit educational institution having corporate powers under the laws of the State of New York ("University"), for its Medical College ("Medical College").

                                   WITNESSETH:

             WHEREAS, the Sponsor and the University have previously entered into those certain Sponsored Research Agreements effective as of May 18, 1993 and April 1, 1998 (collectively referenced herein as the "Prior Sponsored Research Agreement"), pursuant to which Sponsor supported preclinical research and clinical research at the Medical College in connection with Gene Therapy (as defined in Appendix 1 hereto), which relationship the parties wish to extend;

             WHEREAS, the Gene Therapy research project that is to be conducted at the Medical College with the support of the Sponsor is to be jointly supervised by Ronald G. Crystal, M.D. ("Dr. Crystal"), a Professor of Medicine at the Medical College and a paid consultant and equity holder of the Sponsor and Chairman of the Sponsor's Scientific Advisory Board, and by the Medical College's Chairman of the Department of Medicine (currently Ralph L. Nachman, M.D. ("Dr. Nachman")), all as permitted by and in accordance with applicable Laws and University Policies (as defined in Appendix 1 hereto);

             WHEREAS, the Sponsor has entered into an Amended and Restated Exclusive License Agreement, as further amended March 18, 2002, in the form attached as Exhibit A hereto ("License Agreement") with the Cornell Research Foundation, Inc. ("Foundation"), a wholly owned subsidiary of the University;

             WHEREAS, the Gene Therapy discoveries and inventions made during the course of the Sponsored Research (as defined in Appendix 1 hereto), as contemplated by this Agreement, are of mutual interest and benefit to the University and to the Sponsor, will further instructional and research objectives of the University in a manner consistent with its status as a not-for-profit tax-exempt educational institution, and may constitute benefits for both the Sponsor and the University (including, without limitation, the Medical College) through inventions, improvements, and discoveries;

             NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED TEXT IS INDICATED BY A "*".

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1.   DEFINITIONS

             Capitalized terms used in this Agreement and set forth in Appendix 1 hereto shall have the meanings set forth in such Appendix 1.

2.   SCOPE AND PERFORMANCE OF WORK

             The University shall commence the performance of the Sponsored Research on the Effective Date, and, concurrently with compliance by Sponsor with all terms (including payment terms) of this Agreement, agrees to use reasonable efforts to perform the Sponsored Research in accordance with the terms and conditions of this Agreement.

3.   PRINCIPAL INVESTIGATORS

     3.1     SUPERVISION OF THE SPONSORED RESEARCH

             As described in the Crystal Appointment Letter, Dr. Crystal and the Chairman shall jointly supervise the Sponsored Research. Clinical trials with respect to the Sponsored Research may not take place at the University (including the Medical College), at affiliated hospitals, clinics, or other institutions affiliated with the Medical College, under the direction of the Principal Investigators. Clinical trials at the University (including the Medical College), at affiliated hospitals, clinics, or other institutions affiliated with the Medical College, if any, will take place entirely under the supervision of independent investigators who are not and have not been associated with the Sponsored Research. The parties hereto acknowledge and agree that the Crystal Appointment Letter has been approved by the Medical College, the University, The New York Hospital, and all applicable internal review boards of such bodies, including, without limitation, those charged with responsibility for administration of the University's conflict of interest policies, as of the date of this Agreement, subject, however, to any changes in such approvals and policies as the University or such other entities or boards may determine to be necessary or advisable.

     3.2     CHANGE IN PRINCIPAL INVESTIGATORS

             In the event that Dr. Crystal dies, becomes disabled such that he cannot continue his employment at the Medical College, terminates his employment at the Medical College, or his employment at the Medical College is otherwise terminated, either party to this Agreement shall have the option to terminate this Agreement and the Sponsored Research in the manner provided in Section 8. If Dr. Nachman dies, becomes disabled such that he cannot continue his employment at the Medical College, terminates his employment at the Medical College, or his employment at the Medical College is otherwise terminated, or otherwise is unable or unwilling to continue to serve as co-Principal Investigator with respect to the Sponsored Research, the successor to Dr. Nachman as Chairman shall serve as co-Principal Investigator with Dr. Crystal, unless the University shall have designated another member of its faculty reasonably acceptable to Sponsor and to Dr. Crystal to serve as the co-Principal Investigator with Dr. Crystal; provided, however, that if such Chairman or other faculty member has any consulting or other commercial relationship with a competitor of

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Sponsor in the gene therapy field, the University, upon notice of objection from
Sponsor, shall designate another member of its faculty, reasonably acceptable to Sponsor and Dr. Crystal, without such relationship, to serve as co-Principal Investigator.

4.   PERIOD OF PERFORMANCE

             The period of performance under this Agreement will terminate on April 1, 2004, unless earlier terminated pursuant to this Agreement or extended by written agreement of the parties.

5.   PAYMENTS

     5.1     SPONSOR PAYMENTS

             The Sponsor agrees to make payments to the University (on behalf of the Medical College) for certain costs of the Sponsored Research in accordance with the payment schedule attached as Exhibit B hereto ("Sponsor Payments"), subject to and in accordance with the terms of this Agreement. Sponsor Payments shall be used over the term of this Agreement for the rental of space for Dr. Crystal's laboratory, the purchase or rental of the substantial portion of the equipment in such laboratory, a portion of Dr. Crystal's salary from the University, general research support for preclinical feasibility projects, and related matters, including support of other members of Dr. Crystal's laboratory (all of whom will be employees of the University). The aggregate amount of the Sponsor Payments shall be One Million Three Hundred Twenty Thousand Dollars ($1,320,000), unless the parties agree otherwise pursuant to Section 5.2. All checks (or electronic funds transfers) shall be made payable to Cornell University Medical College and sent to the address specified in Section 19.6. Within ninety (90) days after termination of this Agreement, the University shall submit a final financial report setting forth costs incurred. The report shall be accompanied by a check in the amount, if any, of the excess of Sponsor Payments received by the University over costs actually incurred by or on behalf of the University in connection with the Sponsored Research.

     5.2     ADDITIONAL PAYMENTS

             It is agreed to and understood by the parties that the aggregate amount of the Sponsor Payments is an estimate of the cost of the Sponsored Research, but that the Sponsor shall not be liable for any payments or costs in excess of the Sponsor Payments unless the Sponsor shall have previously agreed in writing to provide additional funds. Funding for work to be performed during a period beyond that set forth in Section 4, or for work in addition to the Sponsored Research, shall be agreed to by the Sponsor and the University in writing prior to the initiation of any such work.

     5.3     UNIVERSITY BOOKS AND RECORDS

             The University shall maintain records and books of account relating to this Agreement in accordance with its normal course of business, University Policies, and prevailing University accounting practices, and shall make such records and books available to Sponsor upon reasonable notice during normal business hours, but not more frequently than once every four (4) months.

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             The University shall maintain scientific records that will properly reflect all work done, and data and results achieved in the performance of the Sponsored Research (including all data in the form required under any applicable governmental regulations) in a manner sufficient to establish the dates of first conception and reduction to practice of any inventions.

     5.4     SPONSOR PAYMENTS

             Any funds paid to the University pursuant to the Prior Sponsored Research Agreement which were not expended as of the Effective Date hereof shall be used to support the Sponsored Research subject to this Agreement. Such funds shall be additional to the payments due pursuant to Section 5.1, but otherwise shall be treated as Sponsor Payments for all purposes of this Agreement.

     5.5     OTHER FUNDS

             The University shall not use funds from any commercial third party to support any aspect of the Sponsored Research without the prior written consent of Sponsor.

6.   INVENTIONS AND PATENTS

             The Medical College shall disclose all Sponsored Research Intellectual Property Rights to the Sponsor as promptly as practicable upon receipt of such disclosure, but in no event later than * after the inventor discloses it in writing to the Medical College personnel responsible for patent matters. The Principal Investigators shall ensure that all such Sponsored Research Intellectual Property Rights are promptly disclosed to the Medical College in writing. The disclosure to the Sponsor shall be in the form of a written report and shall identify the inventor(s) and this Agreement as being that under which such invention was made. Such report shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristic of the invention. To afford the parties a reasonable opportunity to preserve their intellectual property rights, without the parties' written consent neither the Medical College nor the Sponsor shall disclose such Sponsored Research Intellectual Property Rights to third parties for at least * after the date of such disclosure to the Sponsor pursuant to this Section 6; provided that during such
* period and thereafter the Sponsor may disclose such Sponsored Research Intellectual Property Rights to a corporate partner of Sponsor which is entitled to a sublicense of all or part of the Sponsored Research Intellectual Property Rights, if such corporate partner and Sponsor have a written agreement of confidentiality consistent with the provisions hereof. Any disclosures made pursuant to this Section 6 shall also comply with Section 10 hereof with respect to any proposed publication, sale, or public use of the invention and shall disclose whether a manuscript describing the invention has been prepared and is proposed to be submitted for publication or presentation. Title to reported inventions will be held in accordance with Section 16.1. Within * of receipt of the invention report, the Sponsor shall notify the University, in writing, that it elects to license such reported invention to the extent permitted by, and in accordance with the terms of, the License Agreement. Notwithstanding this
Section 6 or any other provision of this Agreement, however, except to the extent the same are included within Sponsored Research Intellectual Property Rights, the parties agree that this Agreement does not authorize or compel the disclosure to the Sponsor of information

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regarding research designs, methods, proposals, findings, or similar information or data of investigators (or other University employees) not employed in Dr. Crystal's laboratory and under the joint supervision of Dr. Crystal and the Chairman (even though the Sponsor's funds may have been used to provide ancillary noninventive services or equipment to such inventor or other employee).

7.   PROPRIETARY INFORMATION

             The Medical College's acceptance and use of any proprietary information or proprietary biological materials that may be supplied by the Sponsor in the course of this research project shall be subject to the following:

             (i) The Sponsor shall mark or designate in writing the information or biological materials as being proprietary to the Sponsor or, where appropriate, to a sublicensee of Sponsor.

             (ii) The Medical College retains the right to refuse to accept any such information or biological materials that it does not consider to be essential to the completion of the Sponsored Research or that it believes to be improperly designated, for any reason.

             (iii) Where the Medical College does accept such information, it agrees to use reasonable efforts not to publish or otherwise reveal the information to others outside the Medical College without the permission of the Sponsor, unless the information has already been published or disclosed, or the information has already been independently developed, in each case by third parties or is or are required to be disclosed or delivered by order of a court of law or regulatory agency, provided that the Medical College seeks confidential treatment or protective order prior to such disclosure.

             (iv) Where the Medical College does accept such biological materials, their use shall be subject to the terms of the Material Transfer Agreement entered by Sponsor and the Medical College effective December 19, 1996 (the "Material Transfer Agreement"), a copy of which is attached hereto as Exhibit C.

8.   TERMINATION

     8.1     TERMINATION EVENTS

             This Agreement may be terminated (prior to the expiration of its term pursuant to Section 4) at any time by one party, upon written notice to the other party, upon the occurrence of any of the following events:

             (i) either party may terminate the Agreement if Dr. Crystal dies, becomes disabled such that he cannot continue his employment at the Medical College, terminates his employment at the Medical College, or his employment at the Medical College is otherwise terminated;

             (ii) either party may terminate the Agreement if, in the reasonable judgment of the terminating party, termination is necessitated by reason of a change in Laws; provided, however, that

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the Sponsor shall not use as a ground of termination such a change which could be cured by a revision of Dr. Crystal's relationship with the Sponsor;

             (iii) a party may terminate the Agreement if it has a reasonable basis to believe that the other party has engaged in unlawful, unethical, or seriously inappropriate conduct such that continued performance of the Agreement would affront legitimate interests of the terminating party; or

             (iv) a party may terminate the Agreement if the other party has committed a material breach of the terms of this Agreement or the License Agreement and has failed to remedy such breach within ten (10) days in relation to a payment-related breach, and thirty (30) days in relation to other breaches, following written notice thereof. For purposes of this Section 8, a failure by the Sponsor to make any payment required pursuant to Section 5 shall be deemed a material breach.

             (v) In the event that a party intends to terminate the Agreement under Section 8.1(ii), (iii) or (iv), the party shall give written notice to that effect to the other party, which notice shall effect forthwith suspension of future performance of the Agreement. The party so notified may initiate arbitration under Section 19.5, by filing a request for arbitration with the American Arbitration Association, not later than ten (10) days thereafter, and termination shall occur if (a) arbitration is not so initiated, or (b) the arbitrator finds that termination was reasonable.

     8.2     TERMINATION CONSEQUENCES

             In the event of early termination of this Agreement by the Sponsor pursuant to Section 8.1, or by the University pursuant to Section 8.1(ii),
(iii), or (iv), the Sponsor shall remit to the University funds in payment of
(a) all internal and external costs and non-cancelable obligations, including future costs and obligations, incurred as of the date of termination by the University incident to the Sponsored Research (including, without limitation, rent, personnel costs, facilities costs, and other costs) until such time as the University, exercising its best efforts, shall eliminate such costs (or utilize such personnel and facilities in other endeavors), and (b) any other amounts that have accrued under this Agreement as of the date of such termination. With respect to all payments by the Sponsor required by this Section 8.2, in no event shall the liability of the Sponsor for Sponsor Payments in connection with the Sponsored Research exceed Six Hundred Sixty Thousand Dollars ($660,000) or such other amount as the parties hereto have agreed upon pursuant to Section 5. Any and all Sponsored Research Intellectual Property Rights conceived or reduced to practice or otherwise developed prior to the effective date of such termination shall remain subject to the terms of the License Agreement, which shall remain in effect until and unless terminated under its terms.

9.   PUBLICITY

             The parties acknowledge their mutual intention to announce major scientific discoveries to the public on a prompt and cooperative basis, consistent with the terms of this

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Section 9 and other provisions of this Agreement. The parties agree that neither the University nor any employee thereof shall in any way promote, or participate or be used or referred to in connection with the promotion of the Sponsor or any of Sponsor's products, securities, or marketing efforts, and that neither party shall use the existence or terms of this Agreement, any results of the Sponsored Research, or the name of the other party (or any employee or affiliate thereof) in any public disclosure, advertising, news release, or other statement that is or may become public or available to a third party, in each case except as and to the extent (i) required by Laws (including Securities Laws), (ii) permitted by Section 10, (iii) permitted by Section 6, or (iv) with the prior written consent of, and only to the extent approved by, the other party (which consent shall, in the case of the University, be signed by the Dean of the Medical College and by University counsel). Notwithstanding the above, once a particular disclosure has been approved, either party may make disclosures which do not differ materially therefrom without any further consents of the other party; provided, however, that the disclosing party shall give prior notice of subsequent disclosures which, in addition to the information contained in the earlier disclosure, contains information subject to this Agreement which has not been previously disclosed; and provided, further, that after approval of a disclosure has been given, the approving party may at any time with written notice to the other party withdraw its approval of a particular disclosure prior to its release, which withdrawal shall be effective immediately. With respect to the requirements of Securities Laws, counsel to the underwriters or placement agents of Sponsor's securities may advise Sponsor that Sponsor may be required to disclose material terms of this Agreement and the License Agreement. In such event, Sponsor shall so notify the University within a reasonable time prior to such disclosure, and the University shall have the opportunity to dissuade such counsel of the need for such disclosure. With respect to any such prospective disclosure, Sponsor shall use its reasonable efforts, unless the University otherwise consents, not to use the name of the University, and to seek "Confidential Treatment" under applicable Securities and Exchange Commission rules and procedures with respect to any terms of this Agreement and the License Agreement for which the University wishes to obtain confidential treatment. Laboratory personnel, including Dr. Crystal, will not engage in solicitation of the sale of securities of Sponsor, but may, to the extent that doing so does not, in the University's judgment, unreasonably interfere with their work, participate in connection with the due diligence investigations of potential investors and underwriters of securities of Sponsor in describing the Gene Therapy research and may, to the same extent, respond to questions from such persons.

10.  PUBLICATIONS

     10.1    RIGHT TO PUBLISH; PROCEDURES

             The University shall have the right, subject to compliance with the provisions of this Agreement, at its discretion to release information or to publish any material resulting from the Sponsored Research, and the Sponsor agrees that the Principal Investigators and other researchers engaged in the Sponsored Research shall be permitted to present at national, regional and other professional meetings and symposia, and to publish in journals, theses or dissertations, or other materials of their own choosing, the progress and results of the Sponsored Research. The University agrees to furnish the Sponsor with a copy of any proposed written publication at least * in advance of the submission of such proposed publication or other written description of research results to a journal, editor or other third party, in order for the Sponsor to have an opportunity to begin to seek appropriate legal protection for the subject matter contained in the proposed publication or

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description. If due to a valid business reason or a reasonable belief by the non-disclosing Party that a disclosure relating to the Sponsored Research contains subject matter for which a patent should be sought, then prior to the expiration of the * period, the non-disclosing party shall so notify the disclosing party, who shall then delay public disclosure of the information for an additional period of up to * to permit the preparation of filing of a patent application on the subject matter to be disclosed or other action to be taken. The Sponsor shall cooperate with the University and the Foundation, at their request, in the patenting process.

     10.2    ACKNOWLEDGMENT OF THE SPONSOR

             The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from the Sponsored Research, to the extent Sponsor consents to such credit or acknowledgment, or such publication requires the same, or the University desires to list Sponsor in any reports of University's sponsored research projects.

11.  REPORTS AND CONFERENCES

     11.1    PROGRESS AND FINAL REPORTS TO THE SPONSOR

             The University shall furnish the Sponsor letter reports during the term of this Agreement summarizing the work conducted with respect to the Sponsored Research, no more frequently than once every *, but at least once per year at Sponsor's request. A final written report setting forth and detailing the accomplishments and significant findings shall be submitted by the University within * of the termination of this Agreement.

     11.2    MEETINGS BETWEEN THE UNIVERSITY AND THE SPONSOR

             During the term of this Agreement, representatives of the University will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Sponsored Research to be performed hereunder. The Sponsor shall reimburse the University for all reasonable out-of-pocket expenses incurred by the University and University employees in connection with any such meetings that are held at locations other than the Medical College.

12.  CHANGES

             Anything in this Agreement to the contrary notwithstanding, Sponsor and the Medical College may at any time amend or extend the Sponsored Research by mutual written agreement (which, in the case of the Medical College, shall be signed by the Dean of the Medical College), and incorporate such amendment as an attachment and exhibit to this Agreement. Such changes may include, but are not limited to, (i) revising (including, without limitation, additions to or deletions from) the work included in the Sponsored Research, (ii) revising the period or schedule of performance under Section 4 or as set forth in Exhibit B, or (iii) increasing or decreasing the Sponsor Payments. Upon any such change, the parties shall immediately use their best efforts to take all necessary steps to comply therewith.

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13.  SPONSOR MATERIALS

             Upon the request of the Medical College, the Sponsor agrees to accept the return of unused portions of any drugs, chemicals, and other materials supplied by the Sponsor in connection with the Sponsored Research or Biological Materials provided pursuant to the Material Transfer Agreement ("Sponsor Materials"), including the containers in which the Sponsor Materials are shipped, provided that the Sponsor Materials and containers are properly labeled. The Sponsor agrees to furnish the Medical College with sufficient information regarding all such Sponsor Materials to permit reasonable interpretation of the results obtained in the Sponsored Research and to identify precautions needed to help protect the health and safety of personnel using the Sponsor Materials. The Sponsor agrees to indemnify and defend the University (including, without limitation, the Medical College), affiliated hospitals, clinics, and other institutions affiliated with the Medical College, and the officers, trustees, agents, and employees of each of them, and hold them harmless from any and all injury, illness, death, property damage, claim, lawsuit, judgment thereon, or cause of action that results either in whole or in part from the use of the Sponsor Materials (each a "Claim"), not arising from the indemnified party's gross negligence or willful misconduct, if such use was pursuant to Sponsor's directions or was reasonable under the circumstances. The University shall promptly notify Sponsor of any such Claim for which the University intends to claim indemnification, and cooperate fully with Sponsor and its attorneys in the investigation, conduct, defense and settlement of any such Claim.

14.  INDEMNIFICATION

             The Sponsor agrees to indemnify and defend the University (including the Medical College), and affiliated hospitals, clinics, or other institutions affiliated with the Medical College, and the officers, trustees, agents, and employees of each of them, and hold them harmless from any and all costs, expenses, and damages, not arising from the indemnified party's gross negligence or willful misconduct, arising out of any injury, illness, death, property damage, claim, lawsuit, judgment thereon, or cause of action (each, a "Claim") to the extent that these result either in whole or in part from action or inaction on the part of, or on behalf of, the Sponsor in connection with the conduct of the Sponsored Research. The University shall promptly notify Sponsor of any such Claim for which the University intends to claim indemnification, and cooperate fully with Sponsor and its attorneys in the investigation, conduct, defense and settlement of any such Claim.

15.  INSURANCE

             Within thirty (30) days after the date of this Agreement, the Sponsor shall provide to the University evidence that the Sponsor has liability insurance of at least five million dollars ($5,000,000). Such evidence shall be in the form of a certificate of insurance or, in the case of self-insurance, a letter accompanying the Sponsor's audited financial statements in which an authorized official of the Sponsor certifies that the Sponsor has sufficient assets to cover potential costs and losses that might arise in connection with the Sponsor's obligations hereunder.

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16.  TITLE TO EQUIPMENT, RESEARCH DATA AND INTELLECTUAL PROPERTY RIGHTS

     16.1    PROPERTY OF THE UNIVERSITY

             Title to all (a) equipment, laboratory animals, and other materials or property purchased or manufactured in the performance of the Sponsored Research (collectively, "Research Equipment") funded under this Agreement and research data (including, without limitation, data contained in any publication made pursuant to Section 10 hereof and resulting from the Sponsored Research) shall vest in the University and shall remain the property of the University in a manner consistent with University Policies and customs with respect thereto, and (b) any intellectual property first conceived or discovered in the performance of the Sponsored Research shall vest in accordance with the then-prevailing United States laws of inventorship. The Sponsor shall have the right to receive and use, subject to the applicable terms of the License Agreement, breeding pairs of animals and other biological materials developed in connection with the Sponsored Research and copies of any research data relating to the Sponsored Research on reasonable request and notice, and upon reimbursement by the Sponsor of the University's reasonable costs incurred in connection with copying and providing such research data, animals and other biological materials to the Sponsor. Copyright to materials, including computer software, first created during the performance of the Sponsored Research work funded under this Agreement shall vest in accordance with the University's copyright policy, and the Sponsor shall have no rights thereto, except to the extent provided in the License Agreement.

     16.2    GOVERNMENT RIGHTS

             An agency of the U.S. Government may have certain rights in an invention first conceived or discovered during the performance of the Sponsored Research work funded under this Agreement. The University will use reasonable efforts to perfect its ownership in any invention made with funds provided by any government agency and to comply with applicable law in maintaining such rights and to make available to the Sponsor any rights in such invention.

17.  ACKNOWLEDGMENT AND UNDERTAKING RESPECTING DR. CRYSTAL

             Sponsor hereby acknowledges that it has been informed of the terms and conditions of the employment of Dr. Crystal at the Medical College, as set forth in the Crystal Appointment Letter (including, without limitation, paragraphs 1A-N and the other provisions of Appendix A thereto), and Sponsor agrees that it will use reasonable care such that nothing requested by Sponsor of Dr. Crystal will violate any of the duties or obligations of Dr. Crystal to the University. Nothing in this Agreement or in the License Agreement, or in any agreement, undertaking, or understanding to which the Sponsor is party, shall impair the rights of the University or the Principal Investigators to determine the nature of performance of Sponsored Research, or Dr. Crystal's other research at the University, in a manner consistent with University Policies. The University undertakes to notify Sponsor of any changes in the terms and conditions of Dr. Crystal's employment material to Sponsor, in the University's reasonable judgment.

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18.  ENFORCEMENT OF UNIVERSITY RULES AND THIS AGREEMENT

             The University shall use its best efforts to enforce observance by all University personnel engaged in the Sponsored Research with respect to University Policies. The Sponsor shall cooperate with University in complying with University Policies and applicable Laws. The University shall use reasonable efforts to enforce observance, by all University personnel engaged in the Sponsored Research, of this Agreement.

19.  OTHER PROVISIONS

     19.1    CONTINUED APPLICABILITY OF CRYSTAL APPOINTMENT LETTER

             Nothing in this Agreement shall be deemed to modify or supersede the Crystal Appointment Letter (including, without limitation, paragraphs 1A-N and the other provisions of Appendix A thereto), all of which the parties acknowledge.

     19.2    NO CONFLICTS

             The Sponsor represents and covenants that there are no obligations, undertakings, representations, warranties, covenants, conditions, rights, recitals or other statements by or applicable to the University, Dr. Crystal, or the Sponsored Research (collectively, "Terms") contained in any of its arrangements, understandings or agreements with Dr. Crystal (collectively, the "Other Arrangements") that Conflict with any Terms of this Agreement. For purposes of this Agreement, the word "Conflict" shall include, without limitation, any case in which (1) performance of a Term in one agreement would result in a breach or violation of any present or future agreement or obligation, written or oral, in connection with a Term in another agreement, and
(2) a Term in one agreement could not be carried out as a legal and/or practical matter consistently with a Term of another agreement absent an amendment to, waiver of, or potential liability under, such other agreement. The Sponsor covenants and agrees that it will not knowingly cause or permit any Conflict to exist between a Term of this Agreement, on the one hand, and a Term of any Other Agreement, on the other hand, and that, insofar as any Conflict exists at any time, the Sponsor will seek to cause such Conflicting Term in the Other Agreement to be waived, amended or rendered null and void, to the extent necessary to remedy the Conflict.

     19.3    NO AGENCY

             Neither party is authorized or empowered to act as an agent for the other for any purpose. Neither party shall, on behalf of the other, enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

     19.4    FORCE MAJEURE

             Neither the University nor the Sponsor shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the control of the University or the Sponsor, as applicable, or by reason of any of the following occurrences, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, floods,

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earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages, disease or other such occurrences (collectively, "Force Majeure Conditions"); provided, however, that nothing in this Section 19.4 shall excuse any delay or failure on the part of the Sponsor to make the Sponsor Payments on a timely basis pursuant to the terms of this Agreement. In the event of any delayed or excused performance pursuant to this Section 19.4, the party or parties whose performance was delayed or excused shall use reasonable efforts to perform as promptly and fully as practicable, and the parties shall take all other reasonable and cooperative steps to effectuate the transactions contemplated by this Agreement. If one or more Force Majeure Conditions cause the University to be unable to conduct Sponsored Research for at least two consecutive weeks, the obligation of Sponsor to make Sponsor Payments shall be diminished by twelve thousand six hundred ninety two dollars and thirty cents ($12, 692.30) for each such week. In the event that there are more than twelve (12) consecutive such weeks, either party may elect to terminate the Agreement under the provisions of
Section 8.1(iv), as if such circumstance were a material breach thereunder and as if the University were the terminating party thereunder.

     19.5    ARBITRATION

             Any dispute arising out of or relating to this Agreement or any breach of this Agreement, including, without limitation, any disagreement by the terminated party with respect to termination of this Agreement pursuant to Sections 8.1(ii), (iii) or (iv) shall be submitted to and determined in binding arbitration, which shall be conducted in accordance with the then-current rules and procedures of the American Arbitration Association, subject to the provisions of this Section 19.5. The arbitration shall be conducted before and by a single neutral arbitrator with relevant expertise selected by the parties. If the parties have not selected an arbitrator within thirty (30) days after delivery to the other party of one party's written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association pursuant to then-current rules of that Association. The arbitrator shall have authority to fashion such just, equitable and legal relief as he, in his sole discretion, may determine, including, without limitation, specific performance, injunctive or other equitable relief. Each party shall bear all its own expenses of arbitration and shall equally share the costs (i.e., arbitrators fees and administrative charges) of conducting the arbitration. All arbitration proceedings shall be conducted in New York, New York. The parties shall abide by the terms of any arbitration award as final and binding under the prevailing rules of said Association, and judgment upon the award may be had in any court having jurisdiction. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

     19.6    NOTICES

             All notices, demands, requests or other communications which may be or are required to be given, served, or sent by the University or the Sponsor pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), sent by recognized overnight courier service, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

             (i)    If to the University:

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                    Senior Associate Dean for Research
                     and Sponsored Programs
                    Cornell University Medical College
                    Room A131
                    1300 York Avenue
                    New York, New York 10021

                    Telephone: (212) 746-6020
                    Facsimile: (212) 746-6938

                    With a copy (which shall not constitute notice) to:

                    Office of University Counsel
                    Cornell University Medical College
                    1300 York Avenue
                    New York, New York 10021

                    Telephone: (212) 746-0463
                    Facsimile: (212) 746-0495

             (ii)   If to the Sponsor:

                    President
                    GENVEC, INC.

                    65 West Watkins Mill Road
                    Gaithersburg, Maryland 20878

                    With a copy to: Vice President, Corporate Development

                    Telephone: (240) 632-0740
                    Facsimile: (240) 632-0735

Notwithstanding the foregoing, each party may designate by notice in writing a new address or facsimile number to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be delivered, sent, mailed, or transmitted in the manner described above, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex or facsimile) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     19.7    SURVIVAL

             It is the express intention and agreement of the parties that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

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     19.8    WAIVER

             Neither the waiver by either party of a breach of or a default under any of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy, or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies, or privileges hereunder.

     19.9    EXERCISE OF RIGHTS

             No failure or delay on the part of a party in exercising any right, power, or privilege hereunder and no course of dealing between the parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a party would otherwise have at law or in equity or otherwise.

     19.10   BINDING EFFECT

             Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

     19.11   ASSIGNMENT

             This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that the Sponsor may assign this Agreement upon a merger or sale of all or substantially all of the Sponsor's assets to the Sponsor's successor in business if such assignment is approved by the University, such approval not to be unreasonably withheld. Notwithstanding the foregoing, no assignment of this Agreement shall be valid unless and until the Sponsor and the proposed assignee sign and deliver to the University a written agreement, reasonably satisfactory to the University, pursuant to which such assignee assumes and agrees to be fully responsible for all obligations and liabilities of the Sponsor under this Agreement.

     19.12   ENTIRE AGREEMENT

             This Agreement and the License Agreement (including all exhibits and appendices to each such agreement) and the Crystal Appointment Letter contain the entire agreement between the parties with respect to the arrangements contemplated hereby and thereby and supersede any and all prior understandings or agreements between the parties with respect to such arrangements; provided, the terms of the Material Transfer Agreement shall not be amended or effected in any way by the execution of this Agreement or the License Agreement. No amendments or changes to this Agreement shall be effective unless made in writing and signed by the Dean of the Medical College and authorized representatives of the Sponsor. All correspondence regarding terms of this Agreement shall be sent as specified in Section 19.6.

     19.13   PRONOUNS

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             All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require.

     19.14   HEADINGS

             Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction of scope of any of the provisions hereof.

     19.15   GOVERNING LAW

             This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

     19.16   NONDISCRIMINATION

             The University and the Sponsor shall not discriminate against any employee or applicant for employment because of race, religion, national origin, sex, age, or physical limitation.

     19.17   EXECUTION IN COUNTERPARTS

             This Agreement may be executed in as many fully executed counterparts as may be convenient.

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          IN WITNESS WHEREOF, the parties and persons named below have executed this Agreement, or caused this Agreement to be executed on their behalf, as of the date first set forth above.

GENVEC, INC.                                CORNELL UNIVERSITY, FOR ITS
                                            MEDICAL COLLEGE


By: /s/ Paul Fischer, Ph.D.                 By: /s/ Steven P. Rosalie
    --------------------------------           -------------------------------
    Paul Fischer, Ph.D.
    President


Acknowledged and agreed as to roles as
Principal INVESTIGATORS:


Ronald G. Crystal, M.D.

Chairman of the Department of Medicine of the Medical College


By: Ralph L. Nachman, M.D.

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